Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Pieris Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,000,000(1)	$1.79(2)	$5,370,000(2)	$497.80

(1)

The number of shares of common stock, par value $0.001 per share (“Common Stock”), of Pieris Pharmaceuticals, Inc. (the “Registrant”) stated above consists of an additional 3,000,000 shares issuable under the Registrant’s 2020 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2020 Plan”). The maximum number of shares which may be sold upon the exercise of such options or the issuance of stock-based awards granted under the 2020 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Capital Market as of August 2, 2022, a date within five business days prior to filing this Registration Statement.